Exhibit 10.1

SAMPLE

Exchange Agreement

Whereas, B of I Holding, Inc. (Company) has issued non-qualified stock options to Director on August 13, 1999 under its 1999 Amended and Restated Stock Option Plan (1999 Plan) ;

Whereas, the administers of the 1999 Plan and the 2004 Stock Incentive Plan (2004 Plan) find it is in the best interest of the Company to facilitate the conversion of fully vested, in-the-money stock options into Company common shares for the undersigned Director;

Whereas, the Company’s 2004 Plan provides for the fair value exchange of stock option shares for restricted stock shares and the net settlement of income tax obligations;

Therefore, by execution of this Exchange Agreement, the Company is offering the Director the right to exchange all of his stock options detailed in Exhibit A for a smaller number of fully vested restricted stock of the Company based upon the fair value of the Company’s common stock on a future date (Exchange Date), subject to the following restrictions. The right to exchange the stock options will expire on August 13, 2009. The fair value of the Company’s common stock and the fair value of the stock options shall be measured based upon the closing price of the Company’s common stock on the Exchange Date. Such Exchange Date must be selected by the Director on or before the Exchange Date has occurred. If the Director elects to exchange his stock options for restricted stock, all stock option shares must be exchanged (no partial exchange). The selection of an Exchange Date is subject to the Company’s trading blackout policy. Nothing in this Exchange Agreement is intended to extend the life of the non-qualified stock options subject to this exchange offer and failure to provide notice of exchange or payment for exercise stock option shares before expiration will result in no issuance of the Company’s common stock to the Director.

Exhibit A provides the election form the Director must complete and deliver to the Company to exercise his right to exchange his stock options for restricted shares. If requested by the Director, the Company agrees to repurchase a number of restricted stock shares equal to the Director’s anticipated income tax liability.

Director	B of I Holding, Inc.

Exhibit A

EXCHANGE DATE NOTICE

B of I Holding, Inc:

In connection with our Exchange Agreement dated             , 2009, please accept this letter as notice of my intent to exchange the following option contract in accordance with the Exchange Agreement effective on the following Exchange Date:

Option Contract Date: August 13, 1999

Number of Shares Underlying Option Contract:

Exchange Date Selected:             , 2009

Net Settlement of Income Tax (yes / no):

Federal Withholding %:

State Withholding %:

I agree that this notice shall only be effective when receipt is acknowledged and the date approved by the Compliance Officer of B of I Holding, Inc.

Director Signature

Print Name

Date